Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Cutera, Inc.
Brisbane, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-237552) and Forms S-8 (Nos. 333-114149, 333-123495, 333-132583, 333-141376, 333-149703, 333-158160, 333-187502, 333-206864, 333-221542, and 333-258283) of Cutera, Inc. of our reports dated April 7, 2023, relating to the consolidated financial statements, and the effectiveness of Cutera, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, LLP
San Francisco, California
April 7, 2023